Exhibit 10.3

CASH-BASED AWARD AGREEMENT

The Executive Compensation Committee of the TEGNA Inc. Board of Directors (the “Committee”) has approved a Cash-Based Award (the “Award”) under the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as amended (the “Plan”), as set forth below. This Award is being made to incent the Executive to continue employment with TEGNA Inc. (the “Company”) until the first anniversary of the date that the Company spins off Cars.com Inc. as a separate, publicly traded company (the “Cars.com Spin-off”). This Award Agreement constitutes the formal agreement governing this Award between the Company and the Executive. Capitalized terms used in this Award Agreement but not otherwise defined herein shall have the meanings ascribed to such terms as provided in the Plan.

Executive: Victoria D. Harker

Grant Date of the Award: May 4, 2017

Maximum Potential Value of the Award: $1,000,000

Terms of the Award:

The following terms shall apply to the Award:

1.	This Award shall only become effective if the Cars.com Spin-off occurs on or before September 30, 2017.

2.	The Executive will have the right to receive $700,000 if the Executive remains in continuous, active employment with the Company until December 31, 2017. Such amount will be paid as soon as administratively practicable after January 1, 2018 (less applicable withholdings).

3.	The Executive will have the right to receive an additional $300,000 if the Executive remains in continuous, active employment with the Company until the first anniversary of the Cars.com Spin-off. Such amount will be paid as soon as administratively practicable after the first anniversary of the Cars.com Spin-off (less applicable withholdings).

4.	In the event that the Executive separates from service from the Company prior to the first anniversary of the date of the Cars.com Spin-off by reason of death or permanent disability (as determined under the Company’s Long Term Disability Plan), the Executive (or in the case of the Executive’s death, the Executive’s estate or designated beneficiary) shall receive any unpaid portion of the Maximum Potential Value of the Award as soon as administratively practicable after the date the Executive separates from service (less applicable withholdings).

5.	In the event that the Executive remains in continuous, active employment with the Company until the date that a Change in Control occurs and the date of the Change of Control is before the first anniversary of the Cars.com Spin-off, the Executive shall receive any unpaid portion of the Maximum Potential Value of the Award as soon as administratively practicable after the date of the Change in Control (less applicable withholdings).

6.	In the event that the Company involuntarily terminates the Executive without Cause prior to December 31, 2017, the Executive shall receive any unpaid portion of the Maximum Potential Value of the Award that would otherwise have vested on December 31, 2017 (i.e., $700,000) as soon as administratively practicable after the date the Executive separates from service (less applicable withholdings). In the event that the Company involuntarily terminates the Executive without Cause after December 31, 2017 and prior to the first anniversary of the Cars.com Spin-off, the Executive shall receive any unpaid portion of the Maximum Potential Value of the Award that would otherwise have vested on the first anniversary of the Cars.com Spin-off (i.e., $300,000) as soon as administratively practicable after the date the Executive separates from service (less applicable withholdings). For purposes of this Award, “Cause” means a termination of the Executive’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination:

•	any material misappropriation of funds or property of the Company or its affiliates by the Executive;

•	unreasonable and persistent neglect or refusal by the Executive to perform her duties which is not remedied within thirty (30) days after receipt of written notice from the Company;

•	conviction, including a plea of guilty or of nolo contendere, of the Executive of a securities law violation or a felony; or

•	a material violation of the Company’s employment policies by the Executive.

7.	For the avoidance of doubt, in the event that the Executive’s employment with the Company terminates for any reason or circumstance that would not trigger a payment under the foregoing provisions (e.g., a voluntary termination, a termination for Cause, etc.), the Executive will forfeit any unpaid portion of the Award.

8.	The value of the Award will not be treated as a bonus (or be in lieu of an annual bonus) and will not be taken into account for purposes of calculating the Executive’s benefit under the Company’s compensation or benefit plans.

9.	The Award is subject to the Company’s Recoupment Policy dated February 26, 2013.

10.	The Committee, in its sole discretion, has the authority to interpret the Award and make all determinations under this Award (including, without limitation, whether a termination is for “Cause”), and its decisions are binding on all parties.

11.	The Award is granted under, and is subject to, the terms of the Plan. References to “separates from service” or “separation from service” shall mean a “separation from service” within the meaning of Code Section 409A. Any reference to a payment that will be made as soon “as administratively practicable” after a specified date shall be a date that does not exceed 15 days after the payment date.

TEGNA Inc.

By:	/s/ Todd A. Mayman

Dated: May 4, 2017

Agreed to and Accepted by:

By:	/s/ Victoria D. Harker
Victoria D. Harker

Dated: May 4, 2017